Exhibit 99.2
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HEMAGEN DIAGNOSTICS, INC. ADOPTS STOCK PURCHASE RIGHTS PLAN
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      WALTHAM, MA -- Hemagen Diagnostics, Inc. (NASDAQ: HMGN, HMGNW; BSE: HGN)
announced that its Board of Directors declared a special dividend distribution of one common share purchase right for each outstanding share of common stock of Hemagen. This dividend will be distributed on February 10, 1999 to stockholders of record at the close of business on that date.

      "This rights plan is designed to help the Board of Directors ensure that all Hemagen stockholders are treated fairly in any unsolicited merger or other acquisition," said Dr. Carl Franzblau, Hemagen's chairman, president and chief executive officer.

      The rights will become exercisable only if a person or group (I) acquires 15 percent or more of Hemagen's common stock, or (ii) announces a tender offer that would result in ownership of 15 percent or more of the Company's common stock. Each right would entitle a stockholder to buy one share of common stock. Once a person or group has acquired 15 percent or more of the outstanding common stock of Hemagen, each right may entitle its holder (other than the 15 percent person or group) $4.00 worth of newly issued shares of common stock of Hemagen (or of any company that acquires Hemagen) at a price equal to 50 percent of their current market price.

      The rights are redeemable at the option of the Board of Directors up until ten days after public announcement that any person or group has acquired 15 percent or more of Hemagen's common stock. The redemption price is $0.001 per right.

      The rights will expire on January 27, 2009, unless redeemed prior to that date. Distribution of the rights is not taxable to stockholders. A detailed description of the rights plan will be mailed to Hemagen's stockholders shortly.

      Hemagen Diagnostics, Inc. develops, manufactures and markets more than 135 FDA-cleared proprietary medical diagnostic test kits used to aid in the diagnosis of autoimmune and infectious diseases and to measure important constituents in human blood. Hemagen also manufactures and markets the Analyst(r) Benchtop Chemistry System for automated diagnostic tests on blood serum or plasma. The company focuses on markets which offer significant growth opportunities.

      Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the company' Securities and Exchange Commission reports and filings.